UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 5, 2011

TELANETIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51995	77-0622733
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

11201 SE 8th Street, Suite 200
Bellevue, Washington
(Address of principal executive offices)

(206) 621-3500
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into Material Definitive Agreement.

On August 5, 2011 we reached agreement with EREF-TELA, LLC, HCP-TELA LLC, and CBG-TELA, LLC, each affiliates of Hale Capital Partners, L.P. (collectively, “Hale”) to terminate our previously announced rights offering and Hale’s obligation to backstop the rights offering.  We also agreed to modify certain payment obligations under our outstanding senior secured note.

We entered into a Securities Purchase Agreement with Hale on June 30, 2010 (the “Securities Purchase Agreement”) which required us to conduct a rights offering that would give our stockholders the right to purchase up to $3 million of our common stock at a price of $2.89 per share (after giving effect to the recent reverse stock split).  The proceeds of the rights offering were to be applied to redeem a portion of principal on the $10.5 million senior secured note which was issued to Hale under the Securities Purchase Agreement.  Hale had agreed to backstop the rights offering by converting an amount of principal under the senior secured notes into shares of our common stock at the rights offering price to the extent that the rights offering was not fully subscribed.

Under the terms of a Settlement Agreement between us and Hale, Hale has released us from our obligation to conduct the rights offering and from certain other representations in the Securities Purchase Agreement.  We, in turn, released Hale from its backstop obligations.  As a result, we will not be conducting the rights offering and will withdraw the related registration statement (registration no. 333-169174) previously filed with the SEC.  Hale will not be required to convert any portion of the $10.5 million senior secured note into shares of our common stock.

Interest accrues on the senior secured note at a rate equal to the prime rate as published in the Wall Street Journal as of the first business day of each interest period plus 4.75% per annum and is payable at the end of each month.  Through June 30, 2011, we had the option to defer the monthly interest payments otherwise due and to have the amount of interest deferred added to the principal balance of the senior secured note. We elected this option for all interest accruing through June 30, 2011.  In connection with the Settlement Agreement, Hale has agreed to continue this option with respect to monthly interest payments on up to $3 million of principal on the senior secured note through June 30, 2012.

Hale is our largest stockholder and an affiliate of our company.  Martin Hale, the chairman of our Board of Directors is the CEO and portfolio manager of Hale Capital Partners.  Under the terms of the Securities Purchase Agreement, Hale has the right to designate up to three nominees to serve on our Board of Directors.  The decision to enter into the Settlement Agreement was approved by our independent directors.

We currently have 4,820,098 shares of common stock outstanding, and a total of 1,196,306 outstanding warrants and options to purchase common stock at exercise prices ranging from $3.00 to $300.00 per share.

The foregoing summary of the terms of the Settlement Agreement is qualified by reference to the complete agreement, a copy of which has been filed as Exhibit 10.1 to this report.  We also issued a press release with respect to the withdrawal of the rights offering which is filed as Exhibit 99.1 to this report and incorporated by reference.

Item 9.01.                     Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Descriptions
10.1	Settlement Agreement between Telanetix, Inc. and EREF-TELA, LLC, HCP-TELA LLC, and CBG-TELA, LLC with respect to withdrawal of the rights offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELANETIX, INC.

Dated: August 10, 2011                                                                           By:  /s/ Paul Bogonis
Paul Bogonis
Chief Financial Officer